Exhibit 10.9
FORM OF
HANESBRANDS INC.
2020 OMNIBUS INCENTIVE PLAN

CALENDAR YEAR [DATE] GRANT

RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT

To: [NAME] (referred to herein as “Grantee” or “you”)
Hanesbrands Inc. (the “Company”) is pleased to confirm that you have been granted a restricted stock unit (“RSU”) award (this “Award”), effective [DATE] (the “Grant Date”). This Award is subject to the terms of this Grant Notice and Agreement (this “Agreement”) and is made under the Hanesbrands Inc. 2020 Omnibus Incentive Plan (the “Plan”) which is incorporated into this Agreement by reference. Unless otherwise indicated, any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.
1.Acceptance of Terms and Conditions. To be eligible to receive this Award, you must electronically acknowledge and accept this Award within 75 days after the Grant Date in accordance with procedures established by the Company. By accepting this Agreement, you agree to be bound by the terms and conditions herein, including the Restrictive Covenants (as defined below in Paragraph 19 and set forth in Exhibit A), the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any Subsidiary. There is no guarantee that you will earn vested rights under the Award and the value of the Award depends upon the Company’s future stock price performance, which may increase or decrease after the Grant Date. If you do not accept this Award in accordance with the procedures outlined in this Paragraph and within the 75-day period described above, the Award will be cancelled and forfeited. However, your employment is not contingent upon doing so. You are free to decline receipt of the grant of RSUs under this Agreement, and the attending restrictions set forth in Exhibit A and to continue working for the Company. By accepting this Agreement, you also acknowledge that you are fluent in the English language and have reviewed and understand the terms and conditions of this Agreement and the Plan.
2.Grant of RSU Award. Subject to the restrictions, limitations, terms and conditions specified in the Plan, the Participation Guide/Prospectus for the Hanesbrands Inc. 2020 Omnibus Incentive Plan (the “Plan Prospectus”), and this Agreement, the Company has granted you as of the Grant Date [NUMBER] RSUs. Except as provided below in Paragraphs 6, 7 and 8, these RSUs will remain restricted until the end of each applicable vesting date set forth below (each, a “Vesting Date”). Prior to the delivery of the RSUs, the RSUs are not transferable by the Grantee by means of sale, assignment, exchange, pledge, or otherwise. For each of the below-stated Vesting Dates on which you continue to be employed by the Company or any of its Subsidiaries (collectively, the “HBI Companies”), you will vest in the below-stated percentage of the total number of RSUs awarded in this Agreement, until you are 100% vested:

Vesting Date	Vested Percentage of RSUs Awarded
[DATE]	[__]%
[DATE]	[__]%
[DATE]	[__]%

3.Dividend Equivalents. Subject to the restrictions, limitations and conditions described in the Plan, dividend equivalents will accrue with respect to the RSUs granted hereunder at the same time and in the same amount as cash dividends are paid to owners of Hanesbrands Inc. common stock. Interest will be credited on accrued dividend equivalents. Dividend equivalent balances will vest on the same Vesting Date as the associated RSUs, and will be distributed in cash within 30 days thereafter except as provided herein.
4.Distribution of the RSUs. Except as otherwise provided in Paragraph 5, 6, 7 or 8, upon each Vesting Date specified in Paragraph 2, shares of Stock equal to the vested RSUs will be distributed to you. However, no stock certificates will be issued with respect to any shares of Stock. Stock ownership shall be kept electronically in your name, or in your name and in the name of another person of legal age as joint tenants with right of survivorship, as applicable. You are personally responsible for the payment of all taxes related to distribution. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the payment of Stock or any other payment to you or on your behalf or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that you make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Unless otherwise determined by the Committee, such withholding requirement shall be satisfied by retention by the Company of a portion of the Stock to be delivered to you. The Stock so retained shall be credited against such withholding requirement at the fair market value of such Stock on the date the applicable benefit is to be included in your income.Except in the event your RSUs become vested under Paragraph 7, you may elect to have the Company withhold an additional amount up to the maximum statutory amount in accordance with Company procedures. In no event will the fair market value of the Stock to be withheld and/or delivered pursuant to this Paragraph 4 to satisfy applicable withholding taxes exceed the maximum amount of taxes required to be withheld.
Pursuant to the Company’s General Policy on Insider Trading, you agree not to engage in “short sales” or “sales against the box” or trade in puts, calls or other options on the Company’s securities.
5.Election to Defer Distribution. If the distribution is subject to United States tax law, an eligible Grantee may elect to defer the distribution of RSUs granted under this Award. The Grantee may make a separate deferral election with respect to RSUs vesting on each separate Vesting Date. Such election(s) shall be in accordance with such rules and within such time periods as may be established by the Committee. A deferral, if elected, will result in the transfer of the deferred RSUs into the HBI Stock Fund in the Company’s deferred compensation plan in effect, and applicable to the Grantee, at the time the deferred RSUs would have otherwise been distributed. The applicable Company deferred compensation plan rules will govern the administration of this Award beginning on the date the RSUs are credited to the applicable deferred compensation plan. Dividend equivalents that accrue with respect to RSUs granted under this Award pursuant to Paragraph 3 may not be deferred and will be paid in accordance with Paragraph 3.
6.Death or Totally Disabled. In the event that you die or become totally disabled while employed by the HBI Companies, including during the period that you remain employed after giving notice of your intended retirement pursuant to Paragraph 7(b) below, all outstanding RSUs and associated dividend equivalents will vest as of the date of death or the date you are determined to be totally disabled. Your shares of Stock equal to the vested RSUs and cash in an amount equal to any associated dividend equivalents will be distributed to you or your estate, as applicable, not later than 2½ months following the end of the calendar year in which you die or become totally disabled. For purposes of this Paragraph 6, you shall be deemed to be totally disabled if, due to a physical or mental disability, you are unable to continue in any occupation with the HBI Companies for a continuous period of at least 12 months.

7.Retirement.
a.    If you comply with the requirements to retire from the HBI Companies as defined in this Paragraph, then the restrictions on outstanding RSUs requiring you to continue your employment until a Vesting Date shall immediately lapse and shares of Stock equal to such outstanding RSUs and cash in an amount equal to any associated dividend equivalents will be paid, as provided in Paragraph 7(c) below, to you or on your behalf not later than 2½ months following the end of the calendar year in which you terminate employment on account of retirement.
b.    For purposes of this Agreement, you shall only be considered to have retired if you voluntarily cease active employment with the HBI Companies after each of the following conditions have been met: (i) you both attain at least age 55 and complete at least 10 years of service with the HBI Companies since your most recent date of hire, and thereafter provide at least six months’ written notice of your intended retirement, (ii) the Committee accepts in writing your intended retirement, subject to successfully fulfilling transition duties and responsibilities and remaining employed until a retirement date set by the Committee, it being understood that these duties and responsibilities are in addition to your regular duties and responsibilities, and may require continued employment beyond the end of the six month notice period, (iii) the Committee determines that you have successfully fulfilled your transition duties and responsibilities, and (iv) you enter into a written agreement with the Company (in a form acceptable to the Company) in which you agree to release any claims against the HBI Companies within twenty-one days after employment termination (or such longer period of time as required under applicable law to have a binding release of one or more claims) and comply with the Restricted Covenants (as defined in Paragraph 19). The Committee shall, in its sole discretion, (i) decide whether or not to accept your intended retirement, (ii) set forth in writing the terms of your transition duties and responsibilities and your retirement date and (iii) determine whether or not you have successfully met your transition duties and responsibilities not later than 60 days after your employment termination. Your unvested RSUs shall be forfeited upon a voluntary termination of employment if you do not fulfill any of the requirements set forth in this Paragraph 7(b). Actions taken by the Committee in this Paragraph 7(b) shall be final and binding.
c.    For purposes of this Paragraph 7, you will be considered to have been paid the amounts described in Paragraph 7(a) above if shares and, as applicable, cash are delivered to you or on your behalf in a manner that constitutes a taxable payment for purposes of Section 409A of the Code, as reasonably determined by the HBI Companies, subject to recovery by the HBI Companies due to a breach of any of the Restrictive Covenants (as defined in Paragraph 19) or Paragraph 18 prior to the third anniversary of the Grant Date. Permitted methods of payment include issuing shares to an account in your name subject to transfer restrictions and clawback provisions permitting the Company to recover these shares directly from such account without your consent in the event of any such breach. You agree to take any actions reasonably requested by the Company to effectuate the transfer restrictions and clawback provisions set forth in this Agreement, including authorizing Fidelity to take actions reasonable and necessary to enforce such provisions. The Company shall determine the manner in which shares shall be paid to a retiree in its sole discretion consistent with the requirements of this Paragraph 7(c). Regardless of the selected method of payment, you shall be required to file a Section 83(b) election with applicable taxing authorities within thirty days of the issuance of the shares under this Paragraph 7(c) and provide a copy to the Company. Failure to timely file a Section 83(b) election shall result in you forfeiting any rights under this Award and a return of any issued shares to the Company.
d.    For purposes of this Paragraph 7, (i) references to the Committee shall mean, in the case of grantees other than executive officers, the Company’s head of human resources or such other individual as designated for this purpose by the Chief Executive Officer, and (ii) continuous service with an entity acquired by the Company will be counted if you were employed by the acquired entity immediately prior to the acquisition date and remained employed by the HBI Companies continuously thereafter.

8.Other Terminations of Employment and Change in Control.
a.Involuntary Termination With Severance. If your employment is involuntarily terminated by the HBI Companies (other than in connection with a Change in Control as defined in the Plan) and you are eligible to receive severance benefits under any written severance plan of the Company (a “Severance Event Termination”), then vesting continues for 90 days after the date of termination, and shares of Stock equal to the RSUs that become vested under this Paragraph 8(a) and cash in an amount equal to any associated dividend equivalents will be delivered to you not later than 2½ months following the end of the calendar year in which your employment is involuntarily terminated.
b.Involuntary Termination Without Severance. If your employment is involuntarily terminated by the HBI Companies and you are not eligible to receive severance benefits under any written severance plan of the Company (i.e., your employment is terminated for “cause”), the RSUs granted under this Award are forfeited on the date of termination.
c.Voluntary Termination. If you voluntarily terminate your employment with the HBI Companies, other than as described in Paragraph 7 above, all unvested RSUs are forfeited on the date of termination.
d.Change in Control. In the event a Change in Control occurs, then the following provisions will apply:
(i)To the extent no provision is made in connection with the Change in Control for an Award that satisfies the requirements of Paragraph 8(d)(ii) below (a “Replacement Award”) in assumption of or substitution for this Award, if this Award is outstanding immediately prior to the Change in Control (an “Existing Award”), then, on the date of the Change in Control all restrictions on outstanding RSUs shall lapse, and (A) shares of Stock equal to the number of vested RSUs and (B) cash in an amount equal to any associated dividend equivalents, shall be delivered to you.
(ii)An Award meets the conditions of this Paragraph 8(d)(ii) (and hence qualifies as a “Replacement Award” for an Existing Award) if (A) it is an RSU, (B) it has a value at least equal to the value of the Existing Award, (C) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or its “parent corporation” (as defined in Code Section 424(e)) or “subsidiary corporation” (as defined in Code Section 424(f)) following the Change in Control, (D) the Grantee holding the Existing Award is subject to U.S. federal income tax under the Code, the tax consequences to such Grantee under the Code of the Replacement Award are not less favorable to such Grantee than the tax consequences of the Existing Award, and (E) the Replacement Award’s other terms and conditions are not less favorable to such Grantee than the terms and conditions of the Existing Award (including the provisions that would apply in the event of a subsequent Change in Control and provisions with respect to dividend equivalents). Without limiting the generality of the foregoing, the Replacement Award may take the form of an assumption of the Existing Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Paragraph 8(d)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)If the Grantee terminates his or her employment for Good Reason (as defined below) or the Grantee is involuntarily terminated for reasons other than for Cause (as defined below), in each case during the period of two years after the Change in Control, all restrictions on outstanding RSUs shall lapse, and (A) shares of Stock equal to the number of vested RSUs and (B) cash in an amount equal to any associated dividend equivalents, shall be delivered to you within 60 days following such termination.
For purposes of this Paragraph 8(d),
“Cause” means the Grantee:
•has been convicted of (or pled guilty or no contest to) a felony or any crime involving fraud, embezzlement, theft, misrepresentation or financial impropriety;
•has willfully engaged in misconduct resulting in material harm to the Company;
•has willfully failed to perform duties after written notice; or
•is in willful and material violation of Company policies resulting in harm to the Company.
“Good Reason” means any of the following actions by the Grantee’s employer without the Grantee’s written consent:
•The assignment to the Grantee of any duties materially inconsistent with his or her position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action by such employer which results in a diminution in such title, position, authority, duties or responsibilities thereof given to the Grantee;
•Any material breach by such employer of a material provision of any agreement between such employer and Grantee; for example, without limitation, a reduction in Grantee’s base salary or target bonus opportunity or failure to provide incentive opportunities to the Grantee shall be deemed to be such a material breach;
•The relocation of the Grantee's principal place of employment to a location more than 50 miles from the Grantee's principal place of employment immediately prior to the Change in Control or the Company requiring the Grantee to be based anywhere other than such principal place of employment (or permitted relocation thereof), except for required travel on the Company's business to an extent substantially consistent with the Grantee's business travel obligations immediately prior to the Change in Control; or
•The Company terminates or materially amends, or materially restricts the Grantee’s participation in, any equity, bonus or equity-based compensation plans or qualified or supplemental retirement plans so that, when considered in the aggregate with any substitute plan or plans, the plans in which the Grantee is participating materially fail to provide him or her with a level of benefits provided in the aggregate by such plans prior to such termination or amendment.
e.Sale, Closing or Spin-Off of Business Unit. If your employment with the HBI Companies is terminated as a result of the sale, closing or spin-off of a specific business unit of the HBI Companies that does not result in a Change in Control, then vesting continues for 90 days after the date of termination, and shares of Stock equal to the RSUs that become vested under this Paragraph 8(a) and cash in an amount equal to any associated dividend equivalents will be delivered to you not later than 2½ months following the end of the calendar year in which your employment is terminated.

9.Forfeiture/Right of Offset. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Company or any Subsidiary, including but not limited to: (a) breach of the Restrictive Covenants (as defined in Paragraph 19), (b) violating the Company’s Global Code of Conduct, employment policies, or any employment agreement, (c) failing to cooperate with the HBI Companies, as described in Paragraph 18 below, or (d) participating in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a Change in Control (all such activities described in (a)-(d) above collectively referred to as “wrongful conduct”), then (i) RSUs, to the extent they remain subject to restriction, shall terminate automatically, (ii) you shall return to the Company all shares of Stock that you have not disposed of that were delivered pursuant to this Agreement within a period of one year prior to the date of the commencement of such wrongful conduct, reduced by a number of shares equal to the quotient of (A) any taxes paid in countries other than the United States with respect to the vesting or delivery of the RSUs covering such shares that are not otherwise eligible for refund from the taxing authority divided by (B) the fair market value of a share of Common Stock on the date of the return of such shares, and (iii) with respect to any shares of Stock that you have disposed of that were delivered pursuant to this Agreement within a period of one year prior to the date of the commencement of such wrongful conduct, you shall pay to the Company in cash any financial gain you received with respect to such shares. For purposes of this Paragraph 9 and Paragraph 20 below, financial gain shall equal the fair market value of a share of Stock on the applicable RSU delivery date, multiplied by the number of shares of Stock delivered with respect to the RSUs on that date, reduced by any taxes paid in countries other than the United States with respect to such vesting and which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this Agreement, you consent to and authorize the Company to deduct any amounts you owe to the Company under this Paragraph from any amounts payable by the Company to you for any reason. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement. In addition, by accepting this Agreement, you consent to and authorize the Company to deduct any amounts you owe to the Company for any reason from any amounts payable by the Company to you under this Agreement.
The Grantee acknowledges and agrees that this Agreement and the Award described herein (and any settlement thereof) are also subject to the terms and conditions of Company’s clawback policy as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
10.Adjustments. This Award is subject to adjustment pursuant to Section 16 of the Plan.
11.Rights as a Stockholder. Except as provided in Paragraph 3 above (regarding dividend equivalents), you shall have no rights as a stockholder of the Company in respect of the RSUs, including the right to vote, until and unless the RSUs have vested and ownership of Stock issuable upon vesting of the RSUs has been transferred to you.
12.Public Offer Waiver. By voluntarily accepting this Award, you acknowledge and understand that your rights under the Plan are offered to you strictly as an employee of the HBI Companies and that this Award of RSUs is not an offer of securities made to the general public.
13.Conformity with the Plan and Share Retention Requirements. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, the Plan Prospectus, and the share ownership and retention guidelines of the Company’s Key Executive Stock Ownership Program.

14.Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Plan Prospectus, including whether you engaged in conduct resulting in forfeiture or right of offset under Paragraph 9, will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
15.No Rights to Continued Employment. Nothing in the Agreement, the Plan Prospectus, or the Plan confers on any Grantee any right to continue in the employ of the HBI Companies or in any way affects the HBI Companies’ right to terminate the Grantee’s employment without prior notice at any time or for any reason. You further acknowledge that this Award is for future services to the HBI Companies and is not under any circumstances to be considered compensation for past services.
16.Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Paragraph and in accordance with the Company’s privacy policies. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, language skills, driver’s license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of Stock or directorships in the Company, details of all options or any other entitlements to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.
17.    Miscellaneous.
a.Modification. This Award is documented by the records of the Committee or its delegate which shall be the final determinant of the number of RSUs granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall materially and adversely impair your rights under this Agreement without your consent, unless the Committee reasonably determines that such amendment or modification is necessary to comply with Section 10D of the Exchange Act. Except as in accordance with the two immediately preceding sentences and Paragraph 21, this Agreement may be amended, modified or supplemented only by agreement of both parties as evidenced in writing or in electronic form as agreed to by the parties.

b.Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement and the Restrictive Covenants (as defined in Paragraph 19), including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of North Carolina, without regard to any state’s conflict of law principles. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement and the Restrictive Covenants (as defined in Paragraph 19) shall be heard or determined in any state court in Forsyth County of North Carolina or federal court sitting in the Middle District of North Carolina, and you agree to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.
c.Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
d.Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
e.Impact Upon Termination of Employment. By voluntarily acknowledging and accepting this Award, you agree that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the Company may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.
18.Cooperation. Subject to the additional duties set forth in Paragraph 7(a) in the event of retirement, you agree that in all events following your termination of employment you will cooperate in the effort to effect an orderly, smooth, and efficient transition of your duties and responsibilities to such individual(s) as the HBI Companies may direct. You shall also cooperate with reasonable requests made by or on behalf of the HBI Companies for information with respect to the operations, practices, and policies of the HBI Companies or your former job responsibilities, including in connection with matters arising out of your service to the HBI Companies without limitation and any litigation matters; provided, that following termination of your employment, the HBI Companies will make reasonable efforts to minimize disruption of your other activities and will reimburse you for reasonable expenses incurred in connection with your cooperation. The requirements of this Paragraph 18 shall continue until the third anniversary of the Grant Date.
19.Confidentiality, Non-Compete, Non-Disparagement and Non-Solicitation.  You agree, understand, and acknowledge that by executing this Agreement, you shall be bound by, and shall abide by the restrictive covenants set forth in Exhibit A of this Agreement (the “Restrictive Covenants”). You further agree, understand and acknowledge that the scope and duration of the Restrictive Covenants contained in this Agreement are reasonable and necessary to protect a legitimate, protectable interest of the HBI Companies, and that the Committee, in its sole discretion, may require you, as a condition to lapsing any restrictions on the RSUs, to acknowledge in writing that you have not engaged, and are not in the process of engaging, in any of the activities described in this Paragraph 19.
20.Confidentiality of Terms of this Agreement. Except as required or permitted by applicable law, you agree that you will not disclose the existence or terms of this Agreement to any other employees of the Company or third parties with the exception of your accountants, attorneys, financial advisors, spouse, or domestic partner, and shall ensure that none of them discloses such existence or terms to any other person. If the existence or terms of this Agreement are disclosed by you other than as provided above, then at the discretion of the Company (i) RSUs, to the extent they remain subject to restriction, shall terminate automatically, (ii) you shall return to the Company all shares of Stock that you have not disposed of that were delivered pursuant to this Agreement within a period of one year prior to the date of such disclosure, reduced by a number of shares equal to the quotient of (A) any taxes paid in countries other than the United States with respect to the vesting or delivery of the RSUs covering such shares that are not otherwise eligible for refund from the taxing authority divided by (B) the fair market value of a share of Common Stock on the date of the return of such shares, and (iii) with respect to any shares of Stock that you have disposed of that were delivered pursuant to this Agreement within a period of one year prior to the date of such disclosure, you shall pay to the Company in cash any financial gain you received with respect to such shares.
21.Amendment. By accepting this Award, you agree that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan. Notwithstanding anything in this Agreement, the Plan Prospectus, or the Plan to the contrary, this Award may be amended by the Company without the consent of the Grantee, including but not limited to modifications to any of the rights granted to the Grantee under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. The Grantee understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.
22.Plan Documents. The Plan Prospectus is available on the Fidelity website at www.netbenefits.com. A copy of the Plan can be requested from the Compensation Committee, c/o Corporate Secretary, Hanesbrands Inc., 1000 E. Hanes Mill Road, Winston-Salem, NC 27105.
23.Electronic Delivery. By accepting this Award, you consent to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, grant or award notifications and agreements, account statements, and any other forms or communications related to this Award or the Plan) via Company e-mail or any other electronic system established and maintained by the Company or a third party designated by the Company.
24.Section 409A. Any payments under this Award are intended to comply with the short-term deferral rule set forth in Treasury Regulation §1.409A-(b)(4), and this Award shall be interpreted to effect such intent. Consistent with this intention, each amount payable under this Agreement shall be considered a separate payment for purposes of Section 409A of the Code, and shall paid in all events notwithstanding any other provision of this Agreement to the contrary not later than the fifteenth (15th) day of the third month following your first taxable year in which the payment is no longer subject to a substantial risk of forfeiture, as determined by the Committee consistent with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. By signing this Agreement, you understand and agree that you are solely responsible for the payment of any taxes that may be imposed on amounts payable under this Award.

Grant Acceptance:                    ________________________________
                            Grantee

                            ____________________________________
                            Date

Exhibit A
Restrictive Covenants
You understand that during your employment with the HBI Companies, you will have access to the HBI Companies’ confidential information and key business relationships. You agree, therefore, that the following restrictions are reasonable and necessary to protect the interests of the HBI Companies:
1.Protection of Confidential Information.
a.Definition of “Confidential Information.” The term “Confidential Information” means any information about the HBI Companies’ business or its employees that is not generally known to the public. Examples of Confidential Information include, but are not limited to, information about: customers, vendors, pricing and costs, business strategies and plans, financial data, technology, and businesses methods or processes used or considered by the HBI Companies.
b.Nondisclosure and Prohibition against Misuse. During your employment, you will not use or disclose any Confidential Information, without the Company’s prior written permission, for any purpose other than performance of your duties for the HBI Companies.
c.Non-Disclosure and Return of Property Upon Termination. After termination of your employment, you will not use or disclose any Confidential Information for any purpose. Immediately upon your termination, you will return any Confidential Information in your possession to the Company. If you have Confidential Information that has been saved or transferred to any device not owned by the HBI Companies, you will immediately notify the Company, and make such device available to the Company so that it may remove any Confidential Information from the device.
2.Protection of Company Interests.
a.Definitions.
(i)“Competing Products” means products or services sold by the HBI Companies, or any prospective product or service the HBI Companies took steps to develop, and which you had any knowledge of or responsibility for during the twenty-four (24) months preceding the termination of your employment;
(ii)“Restricted Territory” means the geographic territory over which you had responsibility during the twenty-four (24) months preceding the termination of your employment.
b.Non-Competition. During your employment and for twelve (12) months after termination of your employment if you hold a title of vice president or above at the time of termination or for six (6) months after termination of your employment if you are a director at the time of your termination, you will not directly or indirectly, on behalf of yourself or in conjunction with any other person or entity:
(i)own any business (other than less than three percent (3%) ownership in a publicly traded company) that sells Competing Products in the Restricted Territory;

(ii)work in the Restricted Territory for any person or entity that sells Competing Products, in any role: (1) that is similar to any position you held with the HBI Companies during the twenty-four (24) months preceding the termination of your employment, or (2) that may cause you to inevitably rely upon or disclose the HBI Companies’ Confidential Information.
c.Non-Solicitation of Customers and Employees. During your employment and for twelve (12) months after termination of your employment , you will not directly or indirectly, on behalf of yourself or in conjunction with any other person or entity:
(i)solicit or accept business from any customer or prospective customer of the HBI Companies with whom you had contact during the last twenty-four (24) months of your employment or about whom you had any Confidential Information, if the products or services that customer intends to purchase are similar to products or services offered by the HBI Companies;
(ii)solicit or hire any employee or independent contractor of the HBI Companies, who worked for the HBI Companies during the six (6) months preceding termination of your employment, to work for you or your new employer.
For purposes of this section, “solicit” means:
(i)Any comments, conduct or activity that would influence a customer’s decision to continue doing business with the HBI Companies, regardless of who initiates contact;
(ii)Any comments, conduct or activity that would influence an employee’s or independent contractor’s decision to resign employment with the HBI Companies or accept employment with your new company, regardless of who initiates contact.
d.Limitations on Working For Customers and Vendors. During your employment, and for twelve (12) months after termination of your employment if you are a vice president or above or for six (6) months after termination of your employment if you are a director, you will not work for any of the HBI Companies’ customers or vendors in any role in which you might inevitably rely upon or disclose Confidential Information.
e.No Restrictions on Right to Practice Law. Nothing in this Paragraph 2 shall prohibit a grantee from engaging in the practice of law, and shall be interpreted to comply with the American Bar Association Model Rule 5.6 and/or any state counterpart.
3.Non-Disparagement. You agree that during your employment, and after your employment with the HBI Companies ends for any reason, you will not make any false or disparaging statement(s) about the HBI Companies to other employees, customers, vendors or any other third party.
4.Limitations on Confidentiality and Non-Disparagement. You understand that the foregoing confidentiality and non-disparagement provisions do not prohibit you from providing truthful information in good faith to any federal or state governmental agency, entity or official investigating an alleged violation of federal or state law or regulation or when you make other disclosures that are protected under the whistleblower provisions of federal or state law, including but not limited to the Securities and Exchange Commission, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002. You understand that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
5.Subsequent Employment Protocol. During your employment and for twelve (12) months after termination of your employment if you are a vice president or above or for six (6) months after termination of your employment if you are a director, prior to accepting employment with any person or entity, you will provide your prospective employer with a copy of this Agreement, including the Restrictive Covenants set forth in this Exhibit A. Additionally, at least seven (7) days before accepting subsequent employment, you will notify the Company of your prospective employer’s name, address and telephone number, and a description of the job duties for which you are being considered.
6.Certifications. By executing this Agreement, which includes the Restrictive Covenants set forth in this Exhibit A, you certify that you: (a) have not and will not use or disclose to the HBI Companies any confidential information and/or trade secrets belonging to others, including your prior employers; (b) will not use any prior inventions made by you and which the HBI Companies are not legally entitled to learn of or use; and (c) are not subject to any prior agreements that would prevent you from fully performing your duties for the HBI Companies.
7.Protection of Proprietary Rights.
a.You agree that all Work Product (defined below) and Intellectual Property Rights (defined below) shall be the sole and exclusive property of the HBI Companies. “Work Product” means all writings, inventions, discoveries, ideas and other work product of any nature whatsoever that you create on your own or in collaboration with others during your employment with the HBI Companies and that relates to the business, contemplated business, research or development of the HBI Companies. “Intellectual Property Rights” means all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights arising out of the Work Product, in any jurisdiction throughout the world, and all related rights of priority under international conventions.
b.You acknowledge that, by reason of being employed by the HBI Companies, all of the Work Product is, to the extent permitted by law, “work made for hire” and is the property of the HBI Companies. To the extent that any Work Product is not “work made for hire,” you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title and interest in and to all Work Product and Intellectual Property Rights therein.
c.During and after your employment, you agree to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company the Work Product and any Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same. You hereby irrevocably grant the Company power of attorney to execute and deliver any such documents on your behalf and in your name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, in the event that you do not promptly cooperate with the Company’s request. The power of attorney is coupled with an interest and shall not be affected by your subsequent incapacity.

8.Injunctive Relief and Attorney’s Fees. You agree that in the event you breach any of the Restrictive Covenants set forth in this Exhibit A, the HBI Companies will be irreparably harmed and entitled to an injunction restraining any further breach, in addition to any other rights, including forfeiture or offsets to which they are entitled. Further, you will be responsible for all attorneys’ fees, costs and expenses incurred by the HBI Companies to enforce this Agreement. Additionally, any time periods for restrictions set forth in Paragraph 2 above will be extended by an amount of time equal to the duration of any time period during which you are in violation of this Agreement
9.Change of Position. If the HBI Companies change your position or title with the Company, or transfers you from one affiliate to another, your obligations hereunder will remain in force; provided, however, that the length of the covenants set forth in Paragraph 2b, Paragraph 2d and Paragraph 5 above will be determined based on your position at the time of employment termination.
10.Protections For Affiliates and Subsidiaries. This Agreement is intended to benefit all Company subsidiaries and affiliates for which you perform services, for which you have customer contact or about which you receive Confidential Information. Therefore, any Company subsidiary or affiliate that may be adversely affected by a breach may enforce this Agreement regardless of which entity actually employs you at the time.